Exhibit 6.1

CONSENT OF BARRY K. HAMILTON CPA

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in the Form SB-2 Registration Statement under the Securities Act of 1933, filed by Colorado Utah Natural Gas, Inc., (the "Company"), of our report dated October 27, 2005; the balance sheets of the Company as of September 30, 2005 and December 31, 2004; the statements of operations of the Company for September 30, 2005 and the period from inception to December 31; the statements of changes in stockholders' equity of the Company from October 4, 2004 (inception) to December 31, 2004 ; the statements of cash flows of the Company for the year December 31, 2004 and the period September 30, 2005; and to the use of our name appearing under the heading "Experts" in the Form SB-2.

/s/ Barry K. Hamilton

Barry K. Hamilton Certified Public Accountants

Twin Falls, Idaho
October 27, 2005